Exhibit 99.1

EQUITY GROUP, INCORPORATED

Moderator: Laurence Levy
June 12, 2008
9:00 a.m. ET

Operator:
Good day everyone. And welcome to the Hyde Park and Essex Crane first quarter, 2008 financial results conference call. At this time, I would like to inform you that this conference is being recorded, and that all participants are currently in a listen-only mode.

I will now turn the conference over to Mr. Devin Sullivan. Please, go ahead, sir.

Devin Sullivan:	Thank you very much, operator. Good morning ladies and gentlemen, and welcome to the Hyde Park Acquisition Corp. conference call, to review the first quarter results of Essex Crane Rental Corp.

On the call today from Hyde Park are Laurence Levy, Chairman and CEO, and Ed Levy. We are also joined by Ron Schad, CEO of Essex Crane Rental Corp., and Marty Kroll, CFO of Essex.

Before we begin, I would like to remind everyone that statements made during today's call might contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. And Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Hyde Park and Essex, and their respective management teams.

These statements may be identified by use of words like anticipate, believe, estimate, expect, intend, may, plan, will, should, seek and similar expressions. Respective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties. And that actual results may differ materially from those projected in the forward-looking statements.

Important factors that could cause actual results to differ materially from Hyde Park's and Essex' expectations include without limitation the failure of Hyde Park stockholders to approve the acquisition of Essex. The number of Hyde Park stockholders voting against the acquisition (inaudible) electing to exercise their conversion rights. Changing interpretations and generally accepted accounting principles.

Costs associated with continued compliance with government regulations, legislations and the regulatory environment. Continued ability of Essex to successfully execute its business plan. Demand for the products and services Essex provides. General economic conditions. Geopolitical events and regulatory changes. As well as other relevant risks detailed in Hyde Park's filing with Securities and Exchange Commission or the SEC.

Hyde Park and Essex undertake no obligation to publicly update any forward-looking statements for any reason. Even if new information becomes available or other events occur in the future. Hyde Park Essex and their respective directors and officers may be deemed participants in the solicitation of proxies from Hyde Park stockholders. A list of the names of those directors and officers and descriptions of their interest in Hyde Park is contained in Hyde Park's Preliminary Proxy Statement, which was filed with the SEC as of May 12, 2008. And will also be contained in Hyde Park's Definitive Proxy Statement when it becomes available.

Hyde Park's stockholders may obtain additional information about an interest of its and ethics directors and officers in the proposed acquisition by reading Hyde Park's Definitive Proxy Statement when it becomes available. Stockholders are advised to read Hyde Park's Preliminary Proxy Statement and when available, Definitive Proxy Statement in connection with the solicitation of proxies for the special meeting, because these statements contain or will contain, once available, important information.

The Definitive Proxy Statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition of Essex. Stockholders will also be able to obtain a copy of the Proxy Statement without charge by directing a request to Hyde Park Acquisition Corp., 461 Fifth Avenue, 25th Floor, New York, New York 10017.

The Preliminary Proxy Statement and Definitive Proxy Statement, once available, can also be obtained without charge at the Securities and Exchange Commission Internet site, which is www.sec.gov.

I would now like to turn the call over to Laurence Levy, Chairman and Chief Executive Officer of Hyde Park Acquisition Corp.

Laurence Levy:	Thank you, Devin, and good morning everyone. Thank you for joining us on today's call.

After my opening remarks, Ron Schad, CEO of Essex Crane will discuss Essex' operating results. And Marty Kroll, CFO of Essex, will review the financial results. I will summarize the prospects for the remainder of Essex' year, and then we'll open the call up for questions.

We are delighted with Essex' first quarter financial results. These results exhibit Essex' attractive growth model, including infrastructure in markets with robust demand. And leveragable cost structure. A predictable earning stream with strong pre cash flow that pay back both immediate, and we believe longer term from investments in new heavy lift rental equipment.

The long useful life of Essex' crane fleet. And a very strong and focused management team. Essex' operating results and business attributes also validate our belief that we are acquiring Essex as an attractive valuation. As previously announced, Hyde Park will acquire Essex from private equity firm Kirkland Capital Partners for total consideration of $210 million, plus transaction expenses. And an adjustment for crane purchases and sales prior to closing.

This consideration is equal to about 84 percent of Essex' (inaudible) liquidation value, and is less than half of the estimated cost to replicate the fleet with new equipment. Additionally, Essex has a (inaudible) carry forward which originates out of accelerated tax depreciation on equipment, and which will save future cash tax payments with a present value of about $10 million.

Before Ron discusses the operational highlights for the first quarter of 2008, I would like to take this opportunity to briefly describe Essex and its operations. All that I will discuss today has been previously disclosed in our public filing.

Chicago-based Essex started nearly 50 years ago, is the number one North American (bear) crawler crane rental company, earning one of the largest fleets of (inaudible) group boom crawler cranes and attachments. Essex has approximately 350 crawler cranes and attachments, primarily serves infrastructure related end markets including bridge and road construction, tower, water treatment, refineries, alternative energy, and other infrastructure-related projects.

These end markets which generate more than 90 percent of the company's revenues have strong long-term secular growth trends. The strength of Essex' end markets and its leading position within these markets is evidenced by the fact that the company's equipment rental revenue backlog grows by 28.7 percent to $43.1 million on March 31, 2008 from $33.5 million on December 31, 2007.

Additionally, the March 31, 2008 equipment rental revenue backlog grows by 49 percent relative to the backlog at March 31, 2007. It is important to note that Essex' exposure to residential and large construction is typically less than 10 percent of equipment rental revenue. Essex has both low customer and industry concentration, and has a highly predictable business. With contracts generally between six and 18 months long, with an average expected duration of nine months.

Additionally, Essex' maintenance capital expenditure is only between $2.6 million and $3 million per year. Essex' cranes have a useful economic life of approximately 50 years, when properly maintained. With limited technological obsolescence and minimal maintenance cap ex requirements. While sometimes shorter, the typical payback period for a new crane is approximately five years. Given the long use for life of Essex' assets, the relatively short payback period relative to the useful life, and the limited maintenance cap ex required, we believe that the free cash flow generated by the business is a return on capital.

This distinguishes Essex from many other rental companies, which we believe operate under return of capital model. Additionally, the company has sold over 100 cranes in the last seven years. Over 90 percent of cranes sold by the company were originally manufactured 25 to 40 years ago, and were sold at prices averaging approximately 99 percent of the (inaudible) liquidation value as determined by an independent third party appraiser. And at a sales price in excess of the initial purchase price.

I will now turn the call over to Ron Schad, CEO of Essex Crane Rental Corp., to discuss first quarter operating highlights.

Ron Schad:
Thanks, Laurence. The management team of Essex was pleased with the company's overall performance in the first quarter of 2008. Besides the improvement in profitability, which our CFO Marty Kroll will highlight for you shortly, we continue to experience strong growth in our rental equipment revenue backlog as of March 31, 2008, versus December 31, 2007. Which I believe is a positive indicator of our future profitability.

Management estimates that based on the company's actual equipment rental revenues and backlog as of March 31, 2008, approximately 90 percent of the projected 2008 equipment rental revenue is already committed by customers. As Laurence mentioned, the growth in our backlog highlights the fact that we are experiencing strong demand across all of our end markets and in all geographic locations.

In particular, quoting activity and bookings for projects relating to wind farm, the oil service sector, large industrial and petro chemical plants, bridge and airport projects, and levy construction work associated with post Katrina rebuilding have all been very strong. These projects are requiring a wide array of equipment and attachment utilization. In April and May of this year we have continued to experience strong quote activity, and are pleased with our level of actual equipment rental orders booked.

Our rental EBITDA margin for the three months ended March 31, 2008 equaled 53.7 percent versus 44.4 percent for the same period in 2007. The improvement in margin reflects the inherent operating leverage that exists in our business, and the margin benefits that we are realizing as a result of our strategy to rebalance our fleet mix, and reposition it towards higher lifting capacity cranes.

Our financial results highlight the benefits of draft - of the strategic decisions that we made to selectively reduce the absolute number of cranes with lighter lifting capacity, and redeploy our capital into more profitable, heavier lifting cranes. During the three months ended March 31, 2008, we continued to reposition the fleet mix through this strategy. For the quarter ended March 31, 2008, we sold seven cranes. All of which were manufactured between 1968 and 1975. Net proceeds from crane sales equal $2.9 million. The average lifting capacity of the cranes that we sold was 171 tons.

During 2007 the average rental rate and utilization of the cranes that we sold equaled approximately $9,917 and 65 percent. The average price realized from the sale of seven cranes, relative to their ordinary liquidation value was consistent with past experience. All but two of the cranes were sold to overseas buyers, and therefore management believes that these cranes have been permanently taken out of Essex' market.

During the quarter, we invested $8.9 million in new cranes. Bringing the total spent on new cranes since January, 2007 to $25.4 million. The average lifting capacity of the five new cranes purchased during the quarter was 289 tons. Each of the new cranes that we purchased went directly to a job site, and the average monthly rental rate from the five cranes purchased in the quarter equaled $48,195. We estimate that the average payback on these cranes purchased will equal less than four and one-half years, and that the economic life of this new equipment is 50 years, when properly maintained.

As a result of these sales and purchases, the average age of the rental fleet will continue to decline. Management believes that the company has between $25 million and $35 million of higher lifting capacity and under-utilized used equipment - used rental equipment to sell. Which can equal between 10 and 15 percent of the ordinary liquidation value of our fleet. We plan to continue re-deploying the proceeds from these asset sales into heavier lifting capacity cranes, which we believe will continue to drive our earnings growth.

I will now turn the call over to Marty Kroll, our CFO of Essex Crane Rental Corporation, to discuss first quarter financial highlights.

Marty Kroll:
Thanks Ron. Essex total revenue, which includes equipment rentals, equipment repair and maintenance, and transportation revenue, but excludes used rental equipment sales, for the first quarter 2008 rose 18.5 percent to $17.2 million, from $14.5 million in the first quarter 2007. The increase in revenues was driven primarily by a 29.3 percent increase in equipment rental revenue, to $13.9 million for the quarter ended March 31, 2008, and from $10.8 million in quarter ended March 31, 2007.

The increase in equipment rental revenue was generated by increases in the utilization rate of Essex' fleet as well as increased in rental rates charged for Essex' equipment. Rental utilization ratios using a more conservative days method of calculation, also increased for the quarter ended March 31, 2008, from the same period last year.

For the quarter ended March 31, 2008, the total number of actual crane rental days equaled 71.8 percent of total available days, versus 68.1 percent for the comparable quarter in 2007. On a (hits) method basis, which is consistent with our marketing material, our utilization rate equaled 76.7 percent for the quarter ended March 31, 2008, versus 72.6 percent for the comparable period last year. Our description of the two rental utilization ratio methods is more fully described on Page 86 and 87 of the Preliminary Proxy filed with the SEC.

The average monthly rental rate increased 27.2 percent to $19,163 for the three months ended March, 2008, versus $15,068 for the three months ended March, 2007. I would also add that our actual average monthly rental rate of $19,163 in the first quarter 2008 was approximately three percent higher than our average full year projected rental revenue rate of $18,600 as disclosed in our marketing material.

Rental EBITDA for the first quarter 2008 increased 43.4 percent to $9.2 million from $6.4 million in the comparable quarter last year. On a trailing twelve month basis, our actual rental EBITDA increased to $34.9 million. Our first quarter historically trends to be a seasonably slow quarter. In 2007 the first quarter's rental EBITDA represented approximately 20 percent of the full year 2007 actual rental EBITDA.

This compares with first quarter of 2008, where the actual rental EBITDA approached 25 percent of our full year projected rental EBITDA as presented in our marketing material. In addition, I would like to point out that our actual rental EBITDA in the first quarter exceeded our projected rental EBITDA for the period. I would now like to turn the conversation back to Laurence.

Laurence Levy:
Thanks, Marty. Before opening the call up for questions, I would like to thank all of you for your interest in and support of this transaction. Our optimism regarding the operation of Essex remains as strong as ever. Our confidence is such that as stated in our press release, we believe that Essex is on track to achieve or potentially exceed the previously disclosed 2008 rental EBITDA and total EBITDA of $36.5 million and $40.2 million respectively.

I will now ask the operator to open the call to any questions. Operator, please go ahead.

Operator:
At this time, if you would like to ask a question, press star then the number on your telephone keypad. If you would like to withdraw your question, press star then the number two. Your question will be taken in the order that is received.

Please standby for your first question. Your first question will come from the line of (R.E. Levy) with Morgan Stanley.

(R.E. Levy):	Good morning.

Laurence Levy:	Good morning, Harry.

(R.E. Levy):	How are you?

Laurence Levy:	Good. How are you?

(R.E. Levy):	Very, very well. I have a question that was kind of tangential, used rental equipment was not included in the numbers discussed today. What are the figures around that, and why were they not included?

Laurence Levy:	Marty, would you like to address that question?

Marty Kroll:
Yes. It's - the used rental numbers that are not included are the used equipment rental sales. You know Essex' primary business is rental equipment, and renting of equipment, and the proceeds and revenue streams that we get from those. The equipment rental sales are really a contributing cash flow to help fund the fleet mix changes, and to manage the fleet in that manner.

The - I always refer to the rental EBITDA as the annuity piece of the business. The ongoing piece. So in all the ratios in this business over time tend to - tend to relate to one another best when explained against rental revenue. And related maintenance and repair and transportation.

(R.E. Levy):	Is it possible you could share with us what that number is with regards to ...

Marty Kroll:	It is in the - it is in the Schedule attached to the press release.

(R.E. Levy):	Thank you.

Marty Kroll:	OK.

Operator:	Our next question will come from the line of (Paul Sonkin) with Hummingbird.

(Paul Sotkin):
Good morning gentlemen. With the revised guidance, (inaudible) can you put a - walk us through earnings per share figure? Because I don't remember what the earnings per share figure was the last time around. But I think (inaudible) extraordinary valuation, and I just (inaudible) figure out if you'd had any more assumptions (inaudible) and things of that nature?

Male:
Good morning, Paul. No, there've been no further assumptions relative to what we had presented in the marketing material. Book depreciation will be in the $10 million to $11 million range annually. And we expect to close the transaction with $117 million of debt of (inaudible) two and a quarter. And then we'll have a modest level of taxes with the NOL absorbing, of being to utilize some of the NOL.

And so the bridge, waterfall analysis that we provided in the marketing material still is consistent. You know but as per our press release, you know we do potentially see the opportunity for some (inaudible)

(Paul Sonkin):	$208 stock price, you're going to generating well over a dollar's worth of cash flow.

Male:	Of pre cash flow, after all expenditures and discretionary cap ex for the new crane purchase program. That is correct.

Laurence Levy:	And that's also after taxes and interest.

(Paul Sonkin):
Right. So, I guess in terms of capital allocation, I mean it's - so (inaudible) opportunities in the business. If you (inaudible) it seems like if you could aggressively get that down (inaudible) dividends.

Laurence Levy:
But our first priority, Paul, at this stage is to continue to build and grow the business. I mean this management team has demonstrated they can generate tremendous rates of return on capital. And we see a very good opportunity to deploy capital into new cranes.

If and when we determine we have surplus capital beyond that, certainly our Board will evaluate the best way to create shareholder value, which might include debt pay down, potentially a dividend, or the repurchase of our common stock and/or warrants.

(Paul Sonkin):	So it sounds like you're going to have a tremendous amount of flexibility given the fact that you're generating so much cash flow? And ...

Laurence Levy:	I think - I think - sorry, Paul. I think that is 100 percent correct based on our significant cash flow, plus we will have over $70 million of undrawn debt available to us at the closing.

(Paul Sonkin):
But it sounds like that given the valuation but what it is that it likely won't stay there? So could you remind us if what - you know where the warrants kick-in? Because it seems like that'll enable you - significantly reduce debt once you've exercised the warrant.

Laurence Levy:
Great. Paul, the warrants have a stock price of $5 and just going from memory I believe we have the capability of calling them when they trade for 20 days at $11.50. When the common trades at $11.50. So certainly you know based on the company's performance, we do anticipate that we will have access to plenty of capital to continue to build and grow this company.

(Paul Sonkin):	All right, terrific. Thanks. And I'm looking for to Hyde Park, too.

Laurence Levy:	Well, our first priority is to make certain that this succeeds very effectively. Thank you.

Operator:	Your next question will come from the line of (Scott Sneeburger) with Oppenheimer.

(Scott Sneeburger):
Hey, good morning guys. And congratulations to your nice start to the year. I guess - could we first start off by talking about how the supply picture looks? Are you seeing any further constraints on availability? Is that getting better, worse? And, just some color there. Thank you.

Laurence Levy:	Ron, could you address that question, please.

Ron Schad:
Sure Laurence. Scott, the supply picture I would say remains consistent with our marketing materials. The backlog that the manufacturers are stretched out in many of the models we are looking at. But we have positioned ourselves well for 2008 and 2009, with some you know orders already. Either placed or reservations with our major - with (Manis, Walk and Lieber) our suppliers. We believe we're in good position with our suppliers, even in the situation where they are experiencing very high levels of demand.

(Scott Sneeburger):
OK. Great, thanks. And kind of flipping it to the other side, with the used crane sales, I believe you mentioned seven total in the quarter. Five abroad, two domestically. I think I have those numbers right.

You know will we see going forward still predominantly international? And could you just speak to what you sell domestically? I know you like to get them out of the competitive area. Any commentary on that?

Male:
Sure, I'll go ahead Laurence and answer that. We continue to see significant opportunities for international. And that is our first choice. I should also point out that domestic sales for us, we try to focus those on permanent installations. Such as a barge-mounted crane, or a dock, a material handling crane, which really isn't again competitive in the ordinary construction infrastructure building markets that we compete and position our fleet.

There is very good demand for our used equipment in both of those markets, and we would favor the international market.

(Scott Sneeburger):	Excellent. Thanks.

On, as far as what you're seeing in the - in your end markets out there, just geographically any areas of particular strength you'd like to speak to? And then give some broad color on the end market (inaudible) point out, thanks.

Ron Schad:	Laurence, should I grab that?

Laurence Levy:	Go ahead, Ron, please.

Ron Schad:
As we said in the release, that we're seeing all geographic regions with strong demands. We're particularly strong in the southern part of the United States, along the coastline. I'm sitting here today in our Kola, Texas facility. And this facility for example experienced some very high demand for our cranes.

I like to see a relatively empty yard here. Which is a good sign of the strength of our rental business. As far as sectors, we're excited to be part of the levy construction with Katrina work. Which much of that work, the big work for that is just being met by the Corps of Engineers, and then follow-up orders to us from our customers. That is a particular activity.

But all of our sectors, as we said in the release, have been very strong. Additional things like wind farm construction, and opportunities to put our new cranes into those jobs have been very high, and very good opportunities for us.

(Scott Sneeburger):
Thanks. Good to hear. And then one final question, and again it's just kind of on the operating environment. Have you seen any significant changes in the competitive environment? Any particular trends worth noting or you know pretty consistent with what's (inaudible)

Male:
You know I would tell you that the competitive environment from our perspective, we are the leader. And our leadership in the market is noted. And in many cases followed by the you know the competitors out there. So we - you're seeing a fairly intelligent response from our competitors.

(Scott Sneeburger):	Good to hear. Thanks very much.

Laurence Levy:
Scott, one thing I'd add to that comment. Most of our competitors have broad ranges of cranes within their fleets. Not only crawlers. And we therefore believe that because of their significant exposure to the residential and commercial construction markets, that they are likely to be seeing you know some softness in those sectors.

We don't have any access to their financial statements, but that's certainly a logical conclusion.

(Scott Sneeburger):	OK. Thank you, Laurence.

Operator:	Once again, if you would like to ask a question, press star and then the number one on your telephone keypad.

The next question will come from the line of (Neil Vanex) with (SCAC and Analytics).

(Neil Vanex):	Good morning, Laurence.

Laurence Levy:	Good morning, Neil.

(Neil Vanex):
Hi. The monthly rental revenue in Q1, $19,163 compares nicely to the $18,600 in the (inaudible) presentation. Is this a number that goes up and down every quarter, or tends to trend higher? And can you help me understand why the rental revenue rate is moving higher?

Laurence Levy:	Ron, would you like to address that?

Ron Schad:
Sure. You know, the rental revenue rate goes higher for us for two - monthly revenue rate goes higher for essentially two reasons. Robust demand, creating an opportunity for us to increase rates. And the significant mix change that we're making to the fleet. So as we discussed in the release, the selling of the smaller lower rental revenue per month machines and replacing that redeploying that capital to higher rental revenue producing units. With higher utilization, I should add - those units.

Increases both the revenue, but certainly then impacts the monthly rental rate.

(Neil Vanex):	OK. Is there a seasonality that you see, or is it like the trend just keeps getting better and better? And then may reverse and start to get worse and worse?

Ron Schad:
There is some seasonality in this business, but it really is very little as it impacts rental rate. It may impact sort of order level booking activity. And as we reported, first quarter for us was a strong, robust quarter. Considering it normally is a somewhat softer seasonality quarter.

(Neil Vanex):
OK. Good. And then the average fleet utilization rate - I mean that's a presentation and the expectation is 81 percent for 2008. In this press release maybe there's a different methodology used, but I see - I see rental utilization ratio of 71.8 percent in the first quarter. Is that an apples- to-apples comparison, or is that tracking the utilization in some way?

Laurence Levy:
Neil, in our investor presentation we use what we call the (hits) method, and you should see our property statement for greater detail on how that's computed. So you know you should compare that to our comments computed on the (hits) method. I'd also highlight that the first quarter is, as Ron said, a relatively slow quarter historically. And we anticipate that you know the utilization overall for the year will be at least what it is in the marketing material. On the (hits) method.

If you have a look in our press release, as well, on the attachment to the press release, you will get a sense of the difference of utilization computed by the (days) method and the (hits) method.

(Neil Vanex):	OK. So the 71.8 percent is the (days) method?

Laurence Levy:
Correct. That is the (days) method. And in fact the equivalent (hits) method number disclosed in our press release is 76.7 percent. And that is for the first quarter, which is our softest quarter, as I said.

(Neil Vanex):	OK. All right. Thanks.

Laurence Levy:	Thank you.

Operator:	Your next question will come from the line of (Glen Tobias) a private investor.

(Glen Tobias):	Gentlemen, good morning, and congratulations.

Laurence Levy:	Good morning, Glen.

(Glen Tobias):	(inaudible) please. Could you comment on the possibility of the operations being expanded geographically, including perhaps overseas?

Laurence Levy:	Ed, would you like to take that?

Ed Levy:	Yes, good morning, Glen.

(Glen Tobias):	Good morning.

Ed Levy:
I think that we are focused domestically. We think that there are a couple of locations - based on our conversations with Ron, Marty and the management team. A couple of geographic locations in the U.S. that we would like to add some equipment. And we're beginning to think about that. Nothing in place other than at this point we're beginning to think about. Beginning to think about it from a strategic perspective in 2009 and beyond.

And I think that based on Ron's extensive worldwide contacts, there are a couple of locations - geographic locations that we think are very exciting opportunities where Ron knows existing operators. And we feel as though we can leverage those relationships to create some very valuable joint venture opportunities.

(Glen Tobias):
Secondly, obviously as you indicated the near term outlook is an excellent one. I wonder going beyond that a bit, given the economic climate we're witnessing. The constraints on financing. The fact that municipalities all of a sudden are having increasing fiscal pressures. The degree to which that could impact you on the demand side? Given the mix of customers, et cetera.

(inaudible) a perspective on that issue. Again, looking beyond the immediate future.

Laurence Levy:
Glen, at this point we continue to see solid strength in our markets going forward. I'll highlight a couple of things. First of our exposure to state or municipal funding is very minimal. If you look on Page 22 of our marketing presentation, we do highlight you know the various sectors of our business.

(Glen Tobias):	Yes.

Laurence Levy:
And the only sector that we believe is exposed to municipal financing is sewer and water, which represents about four percent of our total revenue. I'd also highlight that our perspective on a tough economic time is traditionally the Federal government would undertake fiscal stimulus to resuscitate the economy. And fiscal stimulus by definition is additional infrastructure investments.

So at this point, you know as far as we can see and from all the economists and experts we've spoken to in the field, we see continued ongoing strong demand in our markets as we look beyond this year.

(Glen Tobias):	Thanks, gentlemen, and keep up the great work.

Laurence Levy:	Thank you, Glen. Thanks for your support.

Operator:	Your next question will come from the line of (Amnon Becel) with SBC.

(Amnon Becel):	Good morning, Laurence.

Laurence Levy:	Good morning. How are you?

(Amnon Becel):	Fine, thank you. I'd like to ask how would you compare the current quarter to Q4 ‘07, in relation to revenue and EBITDA?

Laurence Levy:	Marty, do you have the information available to do that?

Marty Kroll:	Not right at my fingertips, Laurence. Hang on one second.

Laurence Levy:
You know I think it's best that we dig that out when we can, and get back to you if you don't mind about that (Amnon). Because we have not prepared that. You know we have all our data based on the comparable period last year. So we haven't looked from the fourth quarter last year to this year.

(Amnon Becel):	OK. Thank you.

Laurence Levy:	OK. Thank you.

Operator:	There are no further questions. I will now turn the conference back to management.

Laurence Levy:
OK. Thank you all for your participation today, and for your continued interest and investment in Hyde Park. If you have any additional questions, please feel free to contact me or Ed Levy or Ron or Marty at any time of your convenience.

Thanks to everyone, and have a good day.

Operator:	Ladies and gentlemen, this concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

END